Exhibit 5.10

November 22, 2011

VIA E-MAIL AND OVERNIGHT DELIVERY SERVICE

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re:     Idaho Opinion Regarding Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Idaho legal counsel to Burlington Coat Factory of Idaho, LLC (the “Idaho Guarantor”). This opinion letter is being delivered in connection with the proposed registration (the “Registration Transaction”) by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”) of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed pursuant to the Notational Guarantee (defined below) and certain terms of the Indenture (defined below) (the “Guarantees”) by the Idaho Guarantor and certain other guarantors (collectively, the “Guarantors” and together with the Issuer, the “Registrants”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In rendering this opinion, we have reviewed executed originals or copies, certified or otherwise authenticated to our satisfaction as being true copies, of the documents set forth in (a) — (d) below relating to the Idaho Guarantor (collectively, the “Constituent Documents”) and the

Burlington Coat Factory Warehouse Corporation

November 22, 2011

documents set forth in (e) – (i) below relating to the Registration Transaction (collectively, the “Registration Transaction Documents”):

(a)	That certain Consent in Lieu of a Special Meeting of the Sole Member of Certain Subsidiaries of Issuer dated November 2, 2010;

(b)	That certain Certificate of Existence of Idaho Guarantor, issued by the Secretary of State of the State of Idaho on November 17, 2011 (the “Certificate of Existence”);

(c)	The Articles of Organization of Idaho Guarantor dated March 13, 2006 (the “Articles”);

(d)	The Limited Liability Company Agreement of Idaho Guarantor dated April 2, 2006 (the “LLC Agreement”);

(e)	That certain Secretary’s Certificate dated as of even date herewith, executed by the Secretary of the Guarantors;

(f)	That certain Notational Guarantee dated February 24, 2011 by and among the Issuer, the Guarantors, and the trustee under the Indenture (the “Notational Guarantee”);

(g)	That certain Purchase Agreement dated February 17, 2011 by and among the Issuer, the Guarantors, and certain other parties;

(h)	The Indenture;

(i)	The Registration Statement; and

(j)	That certain the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC. (the “Registration Rights Agreement”).

In addition to these documents, we have also reviewed such matters of law as we have deemed necessary for the rendering of the opinions contained herein. Insofar as this letter relates to factual matters, including, without limitation, the establishment of certain facts upon which our opinion that the Guarantee by the Idaho Guarantor was validly issued is based, we have relied solely upon the Constituent Documents.

For purposes of this opinion, we have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than Idaho Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Idaho Guarantor.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) the exercise of judicial discretion in accordance with general principles of equity (including, but not limited, to those which pertain to fraudulent conveyances, materiality, reasonableness, good faith and fair dealing, rights to specific performance, injunctive relief and the appointment of a receiver) whether applied by a court of law or of equity, and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantee by the Idaho Guarantor will be validly issued and a binding obligation of the Idaho Guarantor.

Our opinion is further subject to the following exceptions, qualifications and assumptions:

(a) The LLC Agreement of Idaho Guarantor has not been amended or modified since April 2, 2006.

(b) The Articles have not been amended or modified since March 13, 2006.

(c) The Certificate of Existence is true, correct and complete.

(d) The Exchange Notes will be validly issued and binding obligations of the Issuer and the Guarantees (other than the Guarantee by the Idaho Guarantor) will be validly issued and binding obligations of the Guarantors (other than the Idaho Guarantor).

(e) Our opinion that the Guarantee will be validly issued by the Idaho Guarantor is an opinion that the Idaho Guarantor; (i) is a limited liability company duly organized and currently in good standing under the laws of the State of Idaho; (ii) has full power and authority under the Constituent Documents and applicable Idaho law to execute and deliver the Guarantee and perform its obligations pursuant to the Guarantee and such execution, delivery and performance has been duly authorized by all necessary action on the part of the Idaho Guarantor.

(f) Our Opinion that the Guarantee is the binding obligation of the Idaho Guarantor is subject to the further qualification that certain remedies, waivers and other provisions of the Registration Transaction Documents may not be enforceable, but subject to the assumptions, qualifications and limitations of this opinion, the inclusion of such remedies, waivers and provisions will not render the Guarantee invalid or the

Burlington Coat Factory Warehouse Corporation

November 22, 2011

Guarantee unenforceable. Without limiting the generality of the preceding qualification, we further advise you that every stipulation or condition in a contract, by which any party thereto is restricted from enforcing his rights under the contract by the usual proceedings in the ordinary tribunals, or which limits the time within which he may thus enforce his rights, is void pursuant to Idaho Code § 29-110, accordingly, in addition to any other provision that would be void pursuant to Idaho Code Section § 29-110, We express no opinion as to the enforceability of any provision of the Registration Transaction Documents which designates or provides for the following: (i) the jurisdiction or venue of a particular court to be used in the event of conflict between the parties; or (ii) a designated third party to receive service of process; or (iii) a specific form of service of process; or (iv) the waiver of valuation and appraisement laws; or (v) of any waiver of the right to jury trial, any waiver of applicable statutes of limitation, any waiver of the process of law, any waiver of damages, any waiver of any statutory notice provisions, any waiver of the statutory right of redemption, any waiver of counterclaims, or any waiver of homestead rights; or (vi) waiver of any other right, defense, or remedy which cannot be so waived under applicable law.

(g) We express no opinion as to whether any particular provisions of any of the Registration Transaction Documents will be enforceable by a decree of specific performance or other equitable relief.

(h) We express no opinion regarding any provision of the Registration Transaction Documents pertaining to liquidated damages, and any provisions in the nature of a penalty or forfeiture or purporting to charge interest upon interest. Regarding such provisions, we note that they may not be enforceable unless a court determines they are reasonable in amount, reflect compensation for actual damages and are not imposed as a penalty or forfeiture; they also may not be enforceable (even if they meet the foregoing criteria) after acceleration of the obligations to which they relate.

(i) We express no opinion as to the enforceability of provisions for payment or reimbursement of costs and expenses or indemnification for claims, losses or liabilities (including, without limitation, attorney fees) in excess of any amount determined to be reasonable by any court or other tribunal, and any provision for attorney fees other than to the prevailing party.

(j) We express no opinion as to the effect or application of state or federal tax laws to any of the transactions contemplated by the Registration Transaction Documents.

(k) Notwithstanding any provisions in the Registration Transaction Documents to the effect that such documents reflect the entire understanding of the parties with respect to the subject matter thereof, the courts of the State of Idaho may consider extrinsic evidence of the circumstances surrounding the entering into of such documents to ascertain the intent of the parties in using the language employed in such documents, and may determine that additional or supplementary terms can be incorporated into such

Burlington Coat Factory Warehouse Corporation

November 22, 2011

documents and we express no opinion as to the provisions of the Loan Documents purporting to establish evidentiary standards or conclusive presumptions as to factual matters.

(l) We express no opinion as to the enforceability of any provision in the Registration Transaction Documents which purport to subject third parties to certain performance obligations where such third parties are not parties to the agreement(s).

(m) We express no opinion as to whether the Guarantee or the execution of the Guarantee by the Idaho Guarantor would result in a material adverse change under any mortgage, indenture, lease, agreement, license, permit, judgment or decree to which the Idaho Guarantor is a party to or otherwise bound by.

(n) We express no opinion with respect to any writings or statements that may constitute parol evidenced in the interpretation or enforceability of the Guarantee against the Idaho Guarantor

Our opinion herein is based on the laws of the State of Idaho, without reference to conflict of laws, as of the date hereof, and such laws are subject to change with possible retroactive effect. We disclaim any obligation to supplement this opinion letter if we become aware of any facts or changes in law that might change the opinions expressed above after the date of this letter. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.10 to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Very truly yours,

/s/ Givens Pursley LLP